Exhibit 99.1


                 InterDigital Files Complaint Against
              Nokia with International Trade Commission

        ITC Asked to Determine If Nokia's 3G Products Infringe
                      InterDigital's U.S. Patents


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 7, 2007--InterDigital, Inc. (NASDAQ:IDCC) today announced that its wholly-owned subsidiaries, InterDigital Communications, LLC and InterDigital Technology Corporation (collectively, "InterDigital"), have filed a complaint with the U.S. International Trade Commission (ITC) against Nokia Corporation and Nokia Inc. (collectively, "Nokia"). The complaint alleges that Nokia engaged in an unfair trade practice by making for importation into the United States, importing, and selling after importation certain 3G handsets and components that infringe two of InterDigital's patents. InterDigital also has filed a complaint in the United States District Court for the District of Delaware alleging that Nokia's 3G mobile handsets and components infringe the InterDigital patents identified in InterDigital's ITC complaint.

    InterDigital's complaint with the ITC seeks an exclusion order that operates to bar from entry into the U.S. infringing 3G mobile handsets and components that are imported by or on behalf of Nokia. Nokia's N75 handset is identified in the complaint as capable of operating with a 3G system and infringing InterDigital's patents. InterDigital's complaint also seeks a cease and desist order to bar further sales of infringing Nokia products that have already been imported into the United States.

    "Despite our efforts to resolve 3G patent licensing matters with Nokia, we have been unable to come to an agreement," said William J. Merritt, President and Chief Executive Officer of InterDigital. "As a developer of advanced innovative technologies and an owner of a large and growing patent portfolio, if we cannot negotiate an acceptable license agreement with a company using our inventions, we will aggressively defend our intellectual property rights."

    By rule, the ITC has 30 days from the filing of the complaint to decide whether to formally institute an investigation. The typical schedule used by the ITC following the institution of an investigation would result in a trial in June of 2008.

    About InterDigital

    InterDigital designs, develops, and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

    For more information, please visit InterDigital's web site:
www.interdigital.com.

    InterDigital is a registered trademark of InterDigital, Inc.

    All other trademarks are the sole property of their respective owners.


    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com